Exhibit 23.1



Report of the group auditors
to the Board of Directors
Syngenta AG
Basel


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to incorporation by reference in the registration statement on Form S-8 of Syngenta AG of our reports relating to the consolidated balance sheet of Syngenta AG and subsidiaries as of 31 December 2001, 2000 and 1999 and the related consolidated income statement, consolidated cash flow statement for the years ended 31 December 2001, 2000 and 1999 which reports (for the years 2001 and 2000 jointly signed by PricewaterhouseCoopers AG and KPMG Fides Peat) appear in the 2001 Financial Report and Form 20-F of Syngenta AG.


PricewaterhouseCoopers AG


/s/ Clive Bellingham                              /s/ Gerd Tritschler



Basel, December 10, 2002